Exhibit 99.1

The Board of Directors November 10, 2017

Liberty Tax, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Ladies and Gentlemen:

I have served as an outside, Independent Director of Liberty Tax, Inc. (the “Company”) since May 2003 and following the Company’s listing on the NASDAQ, as an Independent Director elected by the Company’s shareholders. I am currently the Chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Company’s Audit Committee and its Compensation Committee.

Throughout my time as a Liberty Tax Director, I have always strived to exercise my fiduciary duties in the best interests of the Company and its stockholders. The majority of the Company’s Board is comprised of Directors designated by the founder and former CEO of the Company, Mr. John T. Hewitt, through rights vested in his class B common stock. I believe that one of my important functions as an Independent Director on the Board was to speak up on behalf of the Company and the common stockholders and act as a counterbalance when Mr. Hewitt exerted his position in a manner I thought may not be in the best interests of all stockholders or the Company. I have done my best to perform this function at all times.

In this regard, I want to express that, in my view, Mr. Hewitt’s exercise of his class B rights has resulted in problems for the Company and disagreements on the Board. These concerns have become exacerbated over the past several months.

On July 12, 2017, the Company received an Ethics Hotline complaint regarding Mr. Hewitt.  This complaint was referred to the Audit Committee who determined that an inquiry into the report be conducted by Skadden, Arps, Slate, Meagher & Flom, LLP (“Skadden”).  The Audit Committee and the full Board received an oral report and the Audit Committee received a written report regarding the findings of this investigation, which included credible evidence that Mr. Hewitt had engaged in an array of inappropriate conduct, both personally and involving business matters, while serving as Liberty Tax’s CEO and Chairman.  Mr. Hewitt refused to cooperate in the investigation and failed to, in any way, attempt to address or alleviate the concerns of employees.  Rather, Mr. Hewitt continued to engage in the same underlying behavior.  The board determined that Liberty had a good faith basis to terminate Mr. Hewitt as CEO, and he was in fact terminated on September 5, 2017.  Aspects of this report have now been disclosed through the press.

On September 6th, 2017, the Company publicly announced the following: “The Company has been in negotiations to enter into agreements for Mr. Hewitt’s separation and the repurchase of his Class B Shares, which permit him to appoint a majority of the Board.  No such agreements have been reached, and whether the Company will enter into such agreements with Mr. Hewitt remains uncertain at this time.”

The successful completion of those negotiations would have alleviated my personal concerns regarding continued participation on a company Board with Mr. Hewitt. Since late July 2017, I participated on a Special Committee of the Board comprised of the Company’s Independently-elected Directors and authorized by the full Board to negotiate with Mr. Hewitt for said purchase of his class B control shares, and his full separation from any Board or managerial activities. This Special Committee worked with management, advisors, and the Company’s lenders. On September 28th, 2017, the Special Committee offered Mr. Hewitt its final approved proposal, which Mr. Hewitt rejected.

Most recently, two directors were removed on November 5th, 2017, one resigned on November 6th, 2017, the Chief Financial Officer resigned on November 7th, 2017, and Vice President Financial Products resigned on September 5, 2017. These changes contravene the Board’s decision to terminate Mr. Hewitt and allow him via his class B rights to, in effect, manage the Company. In the face of these developments, the Class A Independent Directors on the Board made the following requests of Mr. Hewitt, which we believe would be in the best interests of the stockholders: namely, that Mr. Hewitt (i) be removed immediately as Chairman by the Board, (ii) voluntarily agree to resign from the Board, (iii) agree to the Company’s September 28 offer to purchase his Class B shares, and (iv) issue a press release about the Audit Committee report concerning Mr. Hewitt’s conduct in order to best position the Company to deal with the ramifications of any press coverage about the report and protect its reputation. Mr. Hewitt, with the support of the other Class B directors, rejected these requests.

In short, Mr. Hewitt’s conduct and refusal to do what I believe is appropriate on behalf of the Company and its stockholders has left me in a very difficult position.

At this point, after careful consideration and knowing that I have put a tremendous amount of effort into serving the Liberty Tax stockholders in addressing what I have described above, I have decided I can no longer remain as a director of Liberty Tax, Inc., and I hereby tender my notice that I will not seek re-election at the next annual shareholders meeting. However, I can commit to the Board, the Company and the stockholders that I will continue to fully engage in my Director responsibilities until such time, and do my best to ensure a smooth transition of Board duties. It has been an honor to serve on the Board and I wish the company and its stockholders the best for the future.

Sincerely,

/s/ John Garel

John Garel

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